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                                                                 EXHIBIT 21.1


                         LIST OF THE C0MPANY'S SUBSIDIARIES

1. Universal Access of Virginia, Inc., a Public Service Company under the laws of the Commonwealth of Virginia.

2. Universal Access Bermuda, Ltd., a limited liability company under the laws of Bermuda.